Filed Pursuant to Rule 424(b)(3)

Registration No. 333-32504

PROSPECTUS SUPPLEMENT Number 1 Dated January 20, 2006 (To Prospectus dated May 1, 2000)

Spherix Incorporated

Common Stock

This prospectus supplement supplements the prospectus dated May 1, 2000 of Spherix Incorporated (formerly, Biospherics Incorporated) relating to the sale by a named selling stockholder of common stock, including common stock issuable upon exercise of a stock purchase warrant.

The selling stockholder named in the original prospectus sold all shares of stock covered by the original prospectus except for 585,973 shares issuable upon exercise of a stock purchase warrant.  The named selling stockholder has now transferred the stock purchase warrant to an unrelated party.  This prospectus supplement is filed to update the information as to the unrelated party purchaser as a new selling stockholder as set forth below.

You should read this prospectus supplement in conjunction with the original prospectus, and this prospectus supplement is qualified by reference to the original prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the original prospectus.

The table of selling stockholder contained in the original prospectus is hereby deleted in its entirety and the following is substituted in lieu thereof to add the following selling stockholder.

Name of Selling Stockholder	Shares Beneficially Owned at December 31, 2005 (1)(2)	Percentage Ownership	Maximum Number of Shares Being Offered	Shares Beneficially Owned After Offering (3)
Forest Multi-Strategy Master Fund, SPC, on behalf of its Multi-Strategy Segregated Portfolio	585,793	4.7%	585,793	0

(1)    Except as otherwise noted, the information contained in the table above reflects “beneficial” ownership of the common stock within the meaning of Rule 13d-3 under the Exchange Act.  On December 31, 2005, we had 12,368,018 shares of common stock outstanding.

(2)    The 585,793 shares consists of 585,793 shares which may be acquired by exercise of the stock purchase warrant.

(3)    Assumes all shares of common stock are sold in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 20, 2006.